Exhibit 2.8

ASSET PURCHASE AGREEMENT

among:

HECKMANN CORPORATION,

a Delaware corporation;

HECKMANN WATER RESOURCES CORPORATION,

a Texas corporation;

CHARIS PARTNERS, LLC,

a Texas limited liability company;

GREER EXPLORATION CORPORATION,

a Texas limited liability company;

SILVERSWORD, L.P., SILVERSWORD II, L.P., SILVERSWORD III, L.P.,

SILVERSWORD IV, L.P., SILVERSWORD V, L.P., and SILVERSWORD VII, L.P.,

each, a Texas limited partnership;

DAVID MELTON, CHRIS COOPER, CRAIG ZIPPS, MIKE DAVIS and KEVIN GREER;

and

JON HILEMAN and JAMES GREER

Dated as of June 12, 2009

SECTION 1:	Purchase and Sale of Assets	1

1.1	Purchase and Sale of Assets	1

1.2	Assets Not Being Acquired	3

1.3	Purchase and Sale of Membership Interests	3

1.4	Purchase Price	3

1.5	Calculation of EBITDA	4

1.6	Earn-Out Acceleration	5

1.7	Other Consideration	6

1.8	Stock Limitation	6

1.9	Purchase Price Review and Adjustments	6

1.10	Limited Assumption of Liabilities	6

1.11	Proration	7

1.12	Holdback	8

SECTION 2:	Closing and Effective Time	8

2.1	Closing	8

2.2	Execution and Delivery of Documents of Title	8

2.3	Closing Deliveries	8

SECTION 3:	Representations and Warranties of the Sellers	9

3.1	Organization and Good Standing	10

3.2	Authority; No Conflict	10

3.3	Capitalization; Ownership of Charis Equity	10

3.4	Financial Statements	11

3.5	No Undisclosed Liabilities	11

3.6	Absence of Certain Changes	11

3.7	Properties and Assets	12

3.8	Taxes	14

3.9	Insurance; Bonds	14

3.10	Labor Matters	15

3.11	Litigation	15

3.12	Governmental Authorizations	15

3.13	Compliance with Legal Requirements	15

3.14	Environmental and Saltwater Disposal Matters	15

3.15	Interests of Officers and Directors	16

3.16	Business Relationships	16

3.17	Securities Law Matters	16

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of June 12, 2009 by and among: HECKMANN CORPORATION, a Delaware corporation (“Heckmann”); Heckmann Water Resources Corporation, a Texas corporation (“Buyer”) and a wholly-owned subsidiary of Heckmann; CHARIS PARTNERS, LLC, a Texas limited liability company (“Charis”); David Melton, Chris Cooper, Craig Zips, Mike Davis and Kevin Greer, the members of Charis (the “Members”); GREER EXPLORATION CORPORATION, a Louisiana corporation (“Greer”); James Greer, the sole stockholder of Greer (the “Stockholder”); SILVERSWORD L.P., SILVERSWORD II, L.P., SILVERSWORD III, L.P., SILVERSWORD IV, L.P., SILVERSWORD V, L.P., and SILVERSWORD VII, L.P., each a Texas limited partnership (collectively, “Silversword,” and together with Charis and Greer, the “Sellers” and individually, a “Seller”); Jon Hileman and James Greer, the direct or indirect owners of Silversword (the “Partners,” and, together with the Members and the Stockholder, the “Owners” and individually, an “Owner”). Certain capitalized terms used in this Agreement are defined in EXHIBIT A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they appear.

RECITALS

A. Silversword is the owner of the Existing Wells, and related equipment and Land Use Rights.

B. Greer is the operator of the Existing Wells, the Existing Pipeline and related equipment, the owner of the Existing Pipeline, and holds certain Governmental Authorizations related to the operation and drilling of the Wells and Pipeline as well as related Land Use Rights, vehicles and equipment.

C. Charis holds certain rights and Governmental Authorizations related to the drilling of the Future Wells and the Future Pipeline (the construction of the Future Wells and the Future Pipeline is referred to herein as the “Construction Project”), and is party to agreements with oil and gas producers providing for the disposal of saltwater.

D. Together, the Sellers operate and are currently expanding a saltwater disposal business that transports and disposes of saltwater produced from oil and gas wells in eastern Texas and western Louisiana (the “Business”). Buyer desires to buy substantially all of Sellers’ assets used in the Business.

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties contained herein, Buyer and Sellers agree as follows:

SECTION 1: PURCHASE AND SALE OF ASSETS.

1.1 Purchase and Sale of Assets. At the Closing, Buyer shall purchase from Greer and Silversword, and Greer and Silversword shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens, all of the assets, properties and rights of every nature, kind and description, whether tangible or intangible (including goodwill), real, personal or mixed, accrued or contingent, or now existing or hereafter acquired, related to their respective Business, including without limitation, all of their right, title and interest in and to the following (the “Purchased Assets”):

1.1(a) all right, title and interest in and to the saltwater disposal wells described on Schedule 1.1(a) (the “Existing Wells”), together with any saltwater, frac fluid, oil, and skim oil contained therein.

1.1(b) all right, title and interest in and to the saltwater disposal wells to be drilled and constructed, or that are currently being drilled and constructed, as more particularly described on Schedule 1.1(b) (the “Future Wells,” and, together with the Existing Wells, the “Wells”).

1.1(c) all right, title and interest in approximately twelve miles of underground saltwater transmission pipeline, as more particularly described on Schedule 1.1(c) (the “Existing Pipeline”), together with any saltwater, frac fluid, oil and skim oil contained therein.

1.1(d) all right, title and interest in approximately thirty-two miles of underground saltwater transmission pipeline to be constructed, or that is currently being constructed, as more particularly described on Schedule 1.1(d) (the “Future Pipeline,” and, together with the Existing Pipeline, the “Pipeline”).

1.1(e) all right, title and interest, whether in fee simple, or pursuant to easements, rights-of-way, servitudes, rights-of-use, leases, subleases, licenses, appurtenants or surface or subsurface use agreements (“Land Use Rights”), related to the Wells and the Pipeline or otherwise used in the operation of the Business, including the Land Use Rights more particularly described on Schedule 1.1(e).

1.1(f) all right, title and interest in a 12 acre tract of land, save and except the oil, gas, and other minerals in and under the land, as more fully described in Schedule 1.1(f) (the “Land”) and in any buildings, improvements or structures used in the operation of the Business, including the buildings, improvements or structures land listed on Schedule 1.1(f).

1.1(g) all right, title and interest in any personal property, including all oil, skim oil, pipe, casing, storage tanks, pumps, filtration and other equipment, machinery, manufactured and purchased parts, tools, vehicles, inventories, materials, supplies, furniture and furnishings (the “Personal Property”), including the Personal Property that is listed on Schedule 1.1(g).

1.1(h) to the extent assignable, all Governmental Authorizations, including the Governmental Authorizations more particularly described on Schedule 1.1(h).

1.1(i) the specific customer, supplier, service, maintenance, utility, and other contracts, leases, agreements and obligations particularly described on Schedule 1.1(i) (the “Contracts”).

1.1(j) all books, records, files, maps, plats, studies, reports, plans and information, including, without limitation, customer and supplier lists, advertising and marketing materials, technical manuals, personnel records, financial and accounting records, title records, and all geological, geophysical, exploration, metallurgical, hydrolic, seismic, engineering and environmental data related to the Business.

1.1(k) all intangible rights and property, including going concern value, goodwill, telephone, telecopy and e-mail addresses and listings, and domain names and websites.

1.1(l) to the extent assignable, all insurance benefits, including rights and proceeds.

1.1(m) all claims of Greer and Silversword against third parties, whether choate or inchoate, known or unknown, contingent or noncontingent.

1.2 Assets Not Being Acquired. Notwithstanding the foregoing, the following assets are expressly excluded from the assets to be purchased by Buyer from Greer and Silversword (the “Excluded Assets”):

1.2(a) Greer or Silversword’s certificate or articles of incorporation or organization, bylaws, operating agreement, partnership agreement and other organizational documents, as applicable, qualifications to do business as a foreign Entity, (collectively, the “Organizational Documents”), taxpayer and other identification numbers, seals, minute books, stock or other equity transfer books, blank stock or other equity certificates, and other documents relating to the organization, maintenance and existence of Greer and Silversword as Entities.

1.2(b) any cash or cash equivalents of Greer or Silversword.

1.2(c) any loans payable by Charis to Silversword V, L.P. (the “Promissory Note”).

1.2(d) any Governmental Authorizations of Greer unrelated to the Business.

1.2(e) any of Greer or Silverswords’ accounts receivable, including, without limitation, for water injected or accepted for injection into the Existing Wells, for the period prior to the Effective Time.

1.2(f) any other items specified on Schedule 1.2 and accepted (as Excluded Assets) by Buyer at or prior to the Effective Time.

1.3 Purchase and Sale of Membership Interests. At the Closing, Buyer shall purchase from the Members, and the Members shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens, 100% of the issued and outstanding limited liability company interests of Charis (the “Charis Equity”).

1.4 Purchase Price. The consideration for the Purchased Assets and the Charis Equity (the “Purchase Price”) will be:

1.4(a) at Closing, $17.0 million in cash less the Holdback (as defined in Section 1.12, which shall be payable by wire transfer of immediately available funds (the “Cash Consideration”) as follows (i) $5.0 million of the Cash Consideration shall be payable to the Members (minus the Members’ proportionate share of the Holdback) in respect of the Charis Equity, and (ii) $12.0 million of the Cash Consideration shall be payable to Silversword (minus Silversword’s proportionate share of the Holdback) in respect of its Purchased Assets. The Cash Consideration payable to the Members and Silversword shall be allocated among the Members and the Silversword Entities, respectively, as set forth on Schedule 1.4.

1.4(b) at Closing, $7.0 million in Heckmann Common Stock (the “Stock Consideration”). $5.0 million of the Stock Consideration shall be issued to the Members in respect of the Charis Equity and $2.0 million of the Stock Consideration shall be issued to Silversword V, L.P. in respect of its Purchased Assets. The Stock Consideration issuable to the Members shall be allocated among the Members as set forth on Schedule 1.4. The number of shares of Heckmann Common Stock comprising the Stock Consideration shall be computed at a per share price of $4.44.

1.4(c) $2.1 million in cash to Greer in respect of its Purchased Assets, of which $175,000 shall be payable by wire transfer of immediately available funds at Closing and on the first day of each fiscal quarter for the succeeding 11 quarters, subject to Section 8.7.

1.4(d) in the event that Buyer achieves EBITDA equal to an amount set forth in column A on Schedule 1.4(d) during the fiscal year ending December 31, 2010 (the “2010 Performance Target”), the additional amount in Heckmann Common Stock set forth in column B on Schedule 1.4(d) (the “2010 Earn-Out”). 80% of the Heckmann Common Stock arising out of the 2010 Earn-Out shall be issued to the Members and 20% of the Heckmann Common Stock shall be issued to Silversword V, L.P. Any Heckmann Common Stock issuable to the Members that arises out of the 2010 Earn-Out shall be allocated among the Members as set forth on Schedule 1.4. The number of shares of Heckmann Common Stock comprising the 2010 Earn-Out shall be computed at the average of the closing market price on the New York Stock Exchange, or such other national securities exchange on which Heckmann Common Stock may then be listed, for the last ten trading days of December 2010. Any Heckmann Common Stock arising out of the 2010 Earn-Out shall be issued by Heckmann on or before March 31, 2011, subject to Section 1.5(d) and Section 8.7.

1.4(e) in the event that Buyer achieves EBITDA of $17.5 million for the fiscal year ending December 31, 2011 (the “2011 Performance Target”), an additional $5.0 million in Heckmann Common Stock (the “2011 Earn-Out”). 80% of the Heckmann Common Stock arising out of the 2011 Earn-Out shall be issued to the Members and 20% of the Heckmann Common Stock shall be issued to Silversword V, L.P. Any Heckmann Common Stock issuable to the Members that arises out of the 2011 Earn-Out shall be allocated among the Members as set forth on Schedule 1.4. The number of shares of Heckmann Common Stock comprising the 2011 Earn-Out shall be computed at the average of the closing market price on the New York Stock Exchange, or such other national securities exchange on which Heckmann Common Stock may then be listed, for the last ten trading days of December 2011. Any Heckmann Common Stock arising out of the 2011 Earn-Out shall be issued by Heckmann on or before March 31, 2012, subject to Section 1.5(d) and Section 8.7.

1.5 Calculation of EBITDA.

1.5(a) Buyer shall prepare and deliver to Greer, Silversword and the Members (the “Recipients”) , no later than 30 days prior to the dates on which the 2010 Earn-Out and 2011 Earn-Out are due, a schedule (in each case, the “Buyer EBITDA Schedule”) setting forth in reasonable detail Buyer’s calculation of the EBITDA for the applicable period (each, an “EBITDA Calculation”).

1.5(b) Recipients shall have 15 days after the receipt of the Buyer EBITDA Schedule (the “Review Period”) to review the Buyer EBITDA Schedule and the EBITDA Calculation set forth therein. Recipients may elect to accept or object to the EBITDA Calculation set forth in the Buyer EBITDA Schedule by delivering a written notice of such acceptance (an “Acceptance Notice”) or of such objection in reasonable detail (an “Objection Notice”) to the Buyer prior to the expiration of the Review Period. If Recipients timely deliver an Acceptance Notice, the Buyer EBITDA Schedule and the EBITDA Calculation set forth therein shall be binding and conclusive upon the parties on the date of delivery of such Acceptance Notice. If Recipients timely deliver an Objection Notice, Recipients and Buyer will follow the procedures for resolution of disputes set forth in Section 1.5(d). If Recipients do not deliver an Acceptance Notice or Objection Notice prior to the expiration of the Review Period, the EBITDA Calculation as set forth on the Buyer EBITDA Schedule shall be binding and conclusive upon the parties as of the expiration of the Review Period.

1.5(c) During the Review Period, Recipients will have the right to communicate with Buyer, and, to the extent reasonably required by Recipients to complete their review of the EBITDA

Calculation set forth in the Buyer EBITDA Schedule, review the work papers, books and records, schedules, memoranda and other documents Buyer prepared or reviewed in preparing the Buyer EBITDA Schedule and determining the EBITDA Calculation set forth therein.

1.5(d) If Recipients deliver an Objection Notice, then (i) for 20 days after the date Buyer receives the Objection Notice, Recipients and Buyer will use their best efforts to agree on the EBITDA Calculation, (ii) if the Buyers and Recipients are unable to agree on the EBITDA Calculation within such 20 day period, the matter will be referred to a mutually agreed upon independent national accounting firm (the “Accounting Firm”) for determination, and (iii) any Heckmann Common Stock arising out of the 2010 Earn-Out or 2011 Earn-Out, as applicable, will be issuable no later than the later to occur of (A) March 31, or (B) 5 days after the Objection Notice is resolved pursuant to this Section 1.5(d). The Accounting Firm shall act as an arbitrator to determine, based solely upon the provisions of this Agreement and the submissions of Buyer and Recipients, and not by independent review, those issues in dispute. The Accounting Firm shall deliver a written report within 15 days of its appointment setting forth its determination of the EBITDA Calculation and, upon the issuance of such report, the Accounting Firm’s determination shall be binding and conclusive upon the parties. The fees and expenses of the Accounting Firm shall be shared equally by Buyer and Recipients.

1.6 Earn-Out Acceleration.

1.6(a) If, subsequent to the Effective Time and prior to March 31, 2011, (i) Buyer sells or transfers substantially all of the Purchased Assets to any Person that is not an Affiliate, (ii) Heckmann sells 51% or more of the capital stock of Buyer to any Person that is not an Affiliate, or (iii) Buyer consolidates with or merges into any other Person that is not an Affiliate and does not retain at least 51% of the capital stock of Buyer (each, an “Earn-Out Acceleration Event”), then Heckmann will issue and deliver $10.0 million in Heckmann Common Stock (the “First Earn-Out Accelerated Amount”) as follows: 80% of the Heckmann Common Stock arising out of the First Earn-Out Accelerated Amount shall be issued to the Members and 20% of such Heckmann Common Stock shall be issued to Silversword V, L.P. Any Heckmann Common Stock issuable to the Members that arises out of the First Earn-Out Accelerated Amount shall be allocated among the Members as set forth on Schedule 1.4. The number of shares of Heckmann Common Stock comprising the First Earn-Out Accelerated Amount shall be computed at the average of the closing market price on the New York Stock Exchange, or such other national securities exchange on which Heckmann Common Stock may then be listed, for the last ten trading days immediately prior to the consummation of the Earn-Out Acceleration Event. Notwithstanding the foregoing, if the Earn-Out Acceleration Event giving rise to the obligation to deliver the First Earn-Out Accelerated Amount occurs subsequent to December 31, 2010 and (A) the 2010 Performance Target has not been achieved, or (B) Heckmann has issued the Heckmann Common Stock arising out of the 2010 Earn-Out, then the First Earn-Out Accelerated Amount shall be reduced by $5.0 million. Any Heckmann Common Stock arising out of the First Earn-Out Accelerated Amount shall be issued by Heckmann within two business days after the later of (y) the consummation of the Earn-Out Acceleration Event giving rise to the obligation to deliver the First Earn-Out Accelerated Amount, and (z) final resolution of the EBITDA Calculation for fiscal year 2010 pursuant to Section 1.5, subject to Section 8.7. In any event, if an Earn-Out Acceleration Event has not occurred prior to March 31, 2011, this Section 1.6(a) will terminate and be of no further effect.

1.6(b) If, subsequent to March 31, 2011 and prior to March 31, 2012, an Earn-Out Acceleration event occurs, then Heckmann will issue and deliver $5.0 million in Heckmann Common Stock (the “Second Earn-Out Accelerated Amount”) as follows: 80% of the Heckmann Common Stock arising out of the Second Earn-Out Accelerated Amount shall be issued to the Members and 20% of such Heckmann Common Stock shall be issued to Silversword V, L.P. Any Heckmann Common Stock issuable to the Members that arises out of the Second Earn-Out Accelerated Amount shall be allocated among the Members as set forth on Schedule 1.4. The number of shares of Heckmann Common Stock comprising the Second Earn-Out Accelerated Amount shall be computed at the average of the closing market price on the New York Stock Exchange, or such other national securities exchange on which Heckmann Common Stock may then be listed, for the last ten trading days immediately prior to the consummation of the Earn-Out Acceleration Event. Notwithstanding the foregoing, if the Earn-Out Acceleration Event giving rise to the obligation to deliver the Second Earn-Out Accelerated Amount occurs subsequent to December 31, 2011 and (A) the 2011 Performance Target has not been achieved, or (B) Heckmann has issued the Heckmann Common Stock arising out of the 2011 Earn-Out, then Heckmann shall have no obligation to deliver the Second Earn-Out Accelerated Amount. Any Heckmann Common Stock arising out of the Second Earn-Out Accelerated Amount shall be issued by Heckmann within two business days after the later of (y) the consummation of the Earn-Out Acceleration Event giving rise to the obligation to deliver the Second Earn-Out Accelerated Amount, and (z) final resolution of the EBITDA Calculation for fiscal year 2011 pursuant to Section 1.5, subject to Section 8.7. In any event, if an Earn-Out Acceleration Event has not occurred prior to March 31, 2012, this Section 1.6(b) will terminate and be of no further effect.

1.7 Other Consideration. In addition to the foregoing, Buyer shall assume the Assumed Liabilities (as defined in Section 1.10), and shall reimburse Silversword at Closing for up to $300,000 of the amounts outstanding and advanced by it, if any, related to the Construction Project, including all amounts paid or incurred by Silversword for rights-of-way and construction materials, which amounts are set forth on Schedule 1.7.

1.8 Stock Limitation. In no event, under any circumstances, shall the Heckmann Common Stock to be issued under this Agreement exceed 19.9% of the common stock outstanding as of the Closing.

1.9 Purchase Price Review and Adjustments. In the event that, prior to the Closing, Buyer discovers any breach of any representation, warranty or agreement of Sellers or Owners, including any defect in title to the Purchased Assets, environmental hazard, violation of Environmental Laws or Saltwater Disposal Laws, failure to maintain the Purchased Assets (including the Contracts and Land Use Rights), failure to pay contractors timely, or otherwise, then Buyer shall have the option to (a) reduce the Cash Consideration by the amount necessary to cure any breaches, defaults or defects, which amount shall be subject to the post-closing dispute procedures in Section 1.5(d), or (b) terminate this Agreement under Section 9.1(f). Nothing herein shall relieve Sellers or Owners from, or constitute a waiver by Buyer of, any of their representations, warranties or obligatons under this Agreement, except only to the extent paid for by Sellers as provided in Section 1.9(a). If the amount required to cure all breaches, defaults and defects is in excess of $250,000, and if a Seller does not want to adjust the Purchase Price, the Seller may terminate this Agreement. Notwithstanding the foregoing, there shall be no purchase price adjustment in any amount related to the condition of the Existing Wells and Existing Pipelines except as may be agreed by Silversword.

1.10 Limited Assumption of Liabilities. Upon the Closing, Buyer shall assume the obligations of Greer and Silversword arising after the Effective Time under those Contracts which are lawfully assigned to Buyer, and, subject to the representations, warranties and covenants of Sellers and Owners set forth herein (without regard to any materiality or Material Adverse Change qualifier), all obligations with respect to the ownership and operation of the Purchased Assets arising after the Effective Time, and all of the obligations and liabilities of Charis whether arising before or after the Effective Time (the “Assumed Liabilities”). Greer, Silversword and the Owners shall fully and timely discharge all liabilities, obligations and commitments which are not assumed by Buyer hereunder. Except as specifically set forth above, Buyer shall not assume any liability, obligation or commitment of Greer or Silversword, including without limitation:

1.10(a) related to the Excluded Assets.

1.10(b) pertaining to the ownership, operation or conduct of the Business or Purchased Assets by Greer or Silversword to the extent arising from any acts, omissions, events, conditions or circumstances that occur and are attributable to Greer or Silversword prior to the Effective Time.

1.10(c) for any debt obligation for borrowed money, including guarantees of or agreements to acquire any such obligations of others.

1.10(d) any liability of Greer or Silversword for Taxes (except as prorated under Section 1.11).

1.10(e) any trade account payable for services or goods ordered or received prior to the Effective Time.

1.10(f) for breach arising before the Effective Time of the Contracts or any other lease or agreement to which Greer or Silversword is a party.

1.10(g) for violation of Environmental Laws and Saltwater Disposal Laws arising before the Effective Time.

1.10(h) to Greer’s or Silversword’s employees, whether under any employment agreement, collective bargaining agreement or union agreement, qualified or non-qualified deferred compensation, retirement, defined contribution, pension benefit, medical, health or life insurance or other employee pension benefit or welfare plan, pursuant to any related rule, regulation or other requirement.

1.10(i) to indemnify any Person (including the owners of the equity of Greer or Silversword) by reason of the fact that such Person was a director, manager, officer, employee or agent of Greer or Silversword or was serving at the request of Greer or Silversword as a partner, trustee, director, member, officer, employee or agent of another Entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, Organizational Document, agreement or otherwise).

1.10(j) under any agreement, contract, commitment or other requirement limiting Greer’s or Silversword’s’ ability to acquire any property or conduct its business in any area.

1.10(k) incurred in connection with this Agreement and the transactions contemplated hereby such as any legal fees and costs, fees payable to a broker, or other.

1.11 Proration. At the Closing, Buyer and Sellers, as applicable, shall obtain all necessary information related to and shall prorate and adjust the following items as of the Effective Time:

1.11(a) all income and expense associated with the ownership of the Purchased Assets and operation of the Business shall be prorated between Buyer on the one hand, and Greer, Silversword and Charis on the other hand, as of the Effective Time in accordance with generally accepted accounting principles, provided that Silversword shall be allocated all income for saltwater received for disposal prior to the Effective Time.

1.11(b) Taxes imposed upon the Purchased Assets shall be prorated as of the Effective Time based on the latest available information, provided that all sales, use, filing, recordation, registration and transaction privilege Taxes or other Taxes and fees that become due as a result of the Closing, if any, shall be the responsibility of Greer, Silversword and the Members, and such parties shall file all necessary documentation with respect to, and make payments of, such Taxes, fees and assessments on a timely basis.

1.11(c) all utilities shall be prorated as of the Effective Time using the latest available billings.

1.11(d) all recording and similar charges shall be paid by Buyer arising out of the transactions contemplated hereby.

1.12 Holdback. At the Closing, Buyer will retain $500,000 of the Cash Consideration (i.e. 29% to the Members, 71% to Silversword) (the “Holdback”) as security for the representations, warranties, indemnities and agreements of Sellers and Owners herein, including their obligation to pay for all debts, liabilities and expenses of the Business arising or accruing before the Effective Time, and to timely pay any obligations pertaining to the Purchased Assets, including the Contracts and the Land Use Rights, up through the Effective Time. The Holdback shall be retained and paid to the Members and Silversword in the same proportion as the Cash Consideration on the 6 month anniversary of Closing, subject to Section 8.5 and Section 8.7.

SECTION 2: CLOSING AND EFFECTIVE TIME.

2.1 Closing. The closing (the “Closing”) shall take place at a place, and on a date and time as Buyer and Sellers may mutually determine, which shall not be later than July 1, 2009. The consummation of the transactions contemplated hereby shall be deemed effective as of 5:00 a.m. Pacific Standard Time on the day after the date of Closing (the “Effective Time”).

2.2 Execution and Delivery of Documents of Title. At the Closing, the Buyer, Greer, and Silversword shall execute and deliver (a) a bill of sale in the form attached hereto as EXHIBIT B (the “Bill of Sale”) and (b) such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as Buyer may reasonably request in order to effect the sale, conveyance and transfer of the Purchased Assets from Greer and Silversword to Buyer. Such instruments and documents shall be sufficient to convey to Buyer title that is customary in the industry (“Defensible Title”) in all of the Purchased Assets, free and clear of any Liens. Greer, Silversword and the Members will, from time to time after the Effective Time, take such additional actions and execute and deliver such further documents as Buyer may reasonably request in order to more effectively sell, transfer and convey the Purchased Assets to Buyer and to place Buyer in position to operate and control all of the Purchased Assets and Business, provided such party shall not be required to incur any costs or expenses in doing so.

2.3 Closing Deliveries.

2.3(a) At the Closing, Sellers and/or the Members, as applicable, will deliver to Buyer:

(i) a certificate of non-foreign status executed by Sellers in compliance with United States Treasury Regulation Section 1.1445-2(b)(2).

(ii) certificates, dated as of the date on which the Closing occurs, executed by Sellers certifying the matters in Section 6.5.

(iii) duly executed copies of all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including without limitation, the consents listed on Part 3.2(b) of the Disclosure Schedule.

(iv) certified resolutions of the board of directors, partners, managers, stockholders, members or other governing authority of Sellers authorizing the transactions contemplated by this Agreement.

(v) the documents contemplated by Section 2.2, including the Assignment and Bill of Sale executed by Greer and Silversword.

(vi) a deed in the form attached as EXHIBIT C, conveying title to Land.

(vii) releases of Liens on the Purchased Assets.

(viii) a detail of all expenditures made by Silversword related to the Construction Project that are subject to reimbursement under Section 1.7.

(ix) the Charis Equity, together with any instruments of assignment necessary in connection with the transfer thereof.

(x) such other documents as may be reasonably requested by Buyer.

2.3(b) At the Closing, Buyer will deliver to Greer, Silversword and the Members, as applicable:

(i) the Purchase Price in accordance with Section 1.4.

(ii) a certificate, dated as of the date on which the Closing occurs, executed by Buyer and certifying the matters set forth in Section 7.3.

(iii) certified copies of resolutions of the board of directors of Buyer and Heckmann authorizing the transactions contemplated by this Agreement.

(iv) such other documents as may be reasonably requested by Sellers.

2.3(c) In addition to the foregoing, at the Closing, Buyer and David Melton shall execute and deliver an employment agreement, substantially in the form attached hereto as EXHIBIT D-1, and Buyer and Mike Davis and Kevin Greer shall execute a consulting agreement, substantially in the form attached hereto as EXHIBIT D-2.

SECTION 3: REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Except as set forth in the schedule delivered by Sellers and Owners to Buyer concurrently with the execution and delivery of this Agreement and incorporated by reference herein (the “Disclosure Schedule”), each Seller and Owner represents and warrants as to itself, the Members represent and warrant as to Charis (for purposes of this Section 3, the term Charis shall refer to Charis together with its wholly-owned subsidiary, Charis ROW, LLC), the Stockholder represents and warrants as to Greer, and the Partners represent and warrant as to each Silversword entity, in each case as applicable, to Buyer as follows:

3.1 Organization and Good Standing.

3.1(a) Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified to do business as a foreign Entity and is in good standing under the laws of those jurisdictions listed in Part 3.1(a) of the Disclosure Schedule, which, to such Seller’s Knowledge, constitute every jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Seller has the full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

3.1(b) Part 3.1(b) of the Disclosure Schedule lists, as of the date hereof, as to Seller, its type of Entity, its jurisdiction of organization, and its stockholders, members, partners or other equity holders, as applicable. Part 3.1(b) of the Disclosure Schedule lists, and Seller has made available to Buyer copies of its Organizational Documents, as currently in effect.

3.1(c) Part 3.1(c) of the Disclosure Schedule lists, as of the date hereof, as to Owner, his state of residence.

3.2 Authority; No Conflict.

3.2(a) Seller and Owner have all necessary power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and Owner and the consummation by Seller and Owner of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of Seller or Owner are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Owner and, assuming the due execution and delivery by all other parties hereto, constitutes the legal, valid and binding obligations of Seller and Owner, enforceable against such Person in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relative to the rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Seller; (ii) contravene, conflict with, or result in a violation of, any applicable Legal Requirements to which Seller or Owner, or any of the assets owned or used by Seller, is subject; (iii) contravene, conflict with, or result in a violation of any of the material terms or material requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or materially modify, any Governmental Authorization that is held by Seller, or that otherwise relates to the business of, or any of the assets owned or used by, Seller; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract or any other material lease or material agreement to which Seller is a party; (v) require a consent from any Person (including any Governmental Body), except for those consents set forth on Part 3.2(b) of the Disclosure Schedule; or (vi) result in the imposition or creation of any Liens upon or with respect to any of the Purchased Assets.

3.3 Capitalization; Ownership of Charis Equity. The Members own 100% of the Charis Equity. There are no options, warrants, calls, convertible or exchangeable securities or other rights,

agreements, arrangements or commitments relating to the Charis Equity or obligating Charis to issue or sell any other equity interest in Charis. The Charis Equity constitutes all the issued and outstanding membership interests of Charis, are duly authorized and validly issued, and are owned of record and beneficially by the Members free and clear of all Liens, except as set forth on Part 3.3 of the Disclosure Schedule. The Charis Equity was not issued in violation of any preemptive, subscription or other right of any Person to acquire securities, ownership interests or membership rights in Charis. The Charis equity was issued in compliance with all applicable Legal Requirements. Except as set forth in the operating agreement of Charis, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting rights, managerial control, rights to share in profits and losses, rights to receive distributions or the return of capital to which Charis or any Member is a party or by which Charis or any Member is bound. Except as set forth in the operating agreement of Charis, there are no restrictions affecting the transferability of the Charis Equity. The Members represent and warrant that upon delivery to Buyer of a duly executed assignment of membership interests of such Members and at the Effective Time, good and valid title to the Charis Equity will pass to Buyer, free and clear of any Liens. Charis owns 100% of the outstanding equity of Charis ROW, LLC, a Texas limited liability company. Charis does not have any subsidiaries other than Charis ROW, LLC.

3.4 Financial Statements. Seller has previously furnished to Buyer balance sheets of such Seller as of December 31, 2008 and March 31, 2009, and statements of income and cash flows for the periods then ended, which financial statements have been prepared and reviewed by, (a) in the case of Silversword, Jon Hileman and Kevin Benesh, CPA, (b) in the case of Greer, [—], and (c) in the case of Charis, Bailes & Co., P.C. Each such Seller’s balance sheets are complete and fairly present the assets, liabilities and financial condition of Seller as of the respective dates thereof, and the statements of income and cash flows are complete and fairly present the results of the operations and the cash flows for the periods referred to therein. All of Seller’s financial statements are consistent with the books and records of Seller, which books and records are correct and complete.

3.5 No Undisclosed Liabilities. To the Knowledge of Seller, Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against Seller’s March 31, 2009 balance sheet, (b) current liabilities incurred in the Ordinary Course of Business since the date of Seller’s March 31, 2009 balance sheet that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, or (c) liabilities disclosed in Part 3.5 of the Disclosure Schedule.

3.6 Absence of Certain Changes. Since March 31, 2009, Seller has conducted its business only in the Ordinary Course of Business, and has not:

3.6(a) suffered any change in its properties, assets, reserves, business, financial condition or prospects, except for such changes that have not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, for example, normal deterioration or changes in well equipment which may at any time require the repair or replacement of portions of the well equipment;

3.6(b) suffered any loss, destruction, theft or other casualty affecting any of its properties, assets or business (whether or not covered by insurance), except for any losses, destruction, theft or other casualty that have not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change;

3.6(c) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

3.6(d) been subject to any other event or condition that has, or to the Knowledge of Seller and Owner, might reasonably be expected to result in a Material Adverse Change;

3.6(e) except as noted in Part 3.6(e) of the Disclosure Schedule, borrowed or agreed to borrow any funds, or incurred or assumed or became subject to, whether directly or by way of guarantee or otherwise, any liability, except liabilities incurred in the Ordinary Course of Business;

3.6(f) delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course of Business;

3.6(g) paid, discharged or satisfied any liability other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in Seller’s March 31, 2009 balance sheet or incurred in the Ordinary Course of Business since the date of Seller’s March 31, 2009 balance sheet;

3.6(h) acquired or disposed of any property or assets other than in the Ordinary Course of Business, or permitted or allowed any of its property or assets to be subjected to any Lien;

3.6(i) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or other equity or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or portion of other equity, except as set forth in Section 5.1(b);

3.6(j) made any change in any method of accounting or accounting practice;

3.6(k) made any capital commitments or capital expenditures except in relation to the Construction Project;

3.6(l) made any changes in or amendments to any of its licenses, Governmental Authorizations, leases or other agreements (including the Contracts), except for such changes that have not, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change;

3.6(m) made any change to its Organizational Documents;

3.6(n) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or collective bargaining agreement; or

3.6(o) agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

3.7 Properties and Assets.

3.7(a) Schedules 1.1(a), 1.1(c), 1.1(e), 1.1(g) and 1.1(f) contain an accurate and complete description of all real and personal properties related to or necessary to operate the Business as it is presently conducted, and interests therein of Seller. Seller and Owner has delivered or made available to Buyer all information concerning title to such properties in the possession or control of Seller or Owner.

3.7(b) Seller owns its Purchased Assets free and clear of all Liens. The Purchased Assets are sufficient in the aggregate to carry on the activities of Seller as presently conducted, are fully operational, except for the Future Pipelines, and, to Seller’s Knowledge, are in good condition and repair

(ordinary wear and tear excepted), except as disclosed in Part 3.7(b) of the Disclosure Schedule. Seller has performed all scheduled maintenance on its Purchased Assets. To Seller’s knowledge, the Purchased Assets of Seller are in material compliance with all Legal Requirements.

3.7(c) The Existing Wells are owned by Silversword, and Silversword is in exclusive possession and possesses Defensible Title to the Existing Wells and any saltwater, frac fluid, oil or skim oil contained therein, free and clear of all Liens. The Existing Wells were constructed in accordance with applicable Legal Requirements and standards of workmanship customary in the industry, and are free from any known material defects, except for ordinary wear and tear and as disclosed in Part 3.7(b) of the Disclosure Schedule. Part 3.7(c) of the Disclosure Schedule sets forth an accurate summary of all repairs and maintenance and the costs related to the Existing Wells during 2008, and the estimated maintenance budget for 2009.

3.7(d) The Existing Pipeline is owned by Greer, and Greer is in exclusive possession of the Existing Pipeline and any saltwater, frac fluid, oil or skim oil contained therein, free and clear of all Liens. The Existing Pipeline was constructed in accordance with applicable Legal Requirements and standards of workmanship customary in the industry, and free from any known material defects, except for ordinary wear and tear.

3.7(e) Silversword represents and warrants that, as of the Closing, the Land is owned in fee simple by Silversword and Silversword is in exclusive possession and possesses Defensible Title to the Land, free and clear of all Liens.

3.7(f) The Land Use Rights related to the Existing Wells and Existing Pipeline are valid, existing and enforceable, and provide Seller with sufficient right to conduct the Business, and own and operate the Existing Wells and Existing Pipeline as currently conducted. There are no eminent domain or condemnation proceedings pending or, to the Knowledge of Seller or Owner, threatened affecting any portion of such Land Use Rights. Except as set forth on Part 3.7(f) of the Disclosure Schedule, there has not been, and, to the Knowledge of Seller and Owner, there currently is not any event (with or without notice, lapse of time or both) that would result in the termination, impairment or limitation of any such Land Use Right. Except as set forth on Part 3.7(f) of the Disclosure Schedule, no future payments of any kind are due in connection with any Land Use Right in order to maintain its existence or freedom from Liens. Each Land Use Right is perpetual, except as indicated on Part 3.7(f) of the Disclosure Schedule. No consent from the grantors of any Land Use Rights is required in connection with the sale, transfer, assignment, conveyance and delivery to Buyer hereunder.

3.7(g) Part 3.7(g) of the Disclosure Schedule lists all Land Use Rights currently held by Seller related to the Future Wells and the Future Pipeline. Such Land Use Rights are valid, existing and enforceable. There are no eminent domain or condemnation proceedings pending or, to the Knowledge of Seller or Owner, threatened affecting any portion of such Land Use Rights. There has not been, and there currently is not any event (with or without notice, lapse of time or both) that would result in the termination, impairment or limitation of any such Land Use Right. Except as set forth in Part 3.7(g) of the Disclosure Schedule, no future payments of any kind are due in connection with any such Land Use Right in order to maintain its existence or freedom from Liens. The term of each Land Use Right is indicated on Part 3.7(g) of the Disclosure Schedule. No consent from the grantors of any such Land Use Rights is required in connection with the sale, transfer, assignment, conveyance and delivery to Buyer hereunder. Part 3.7(g) of the Disclosure Schedule lists all Land Use Rights necessary to complete the Construction Project, the anticipated cost to acquire such Land Use Rights, the anticipated cost to complete the Construction Project, and sets forth a schedule indicating the timing of all material actions and events necessary to complete the Construction Project. Any work on the Construction Project has been done in accordance with Legal Requirements and standards of workmanship customary in the industry, and to the extent any Wells or Pipeline has been constructed, they are free from any known construction defects.

3.7(h) There are services (including water, gas, sewer, electricity and telephone) to the Land, Existing Wells and Existing Pipeline adequate for the Business as presently conducted. No payment of any connection or access fees are required for such services (except for payments for actual use). There is legal access to such services and properties presently used in the Business.

3.7(i) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of the Wells, the Pipeline and any building, improvement or other structure occupied or used by Seller have been fully paid or accrued, if billed, and no one is entitled to place or claim a Lien for work performed by or on behalf of Seller.

3.7(j) To Seller’s Knowledge, all items of Personal Property are adequate for the uses to which they are being put, and are in good condition and repair (ordinary wear and tear excepted), except as disclosed in Part 3.7(b) of the Disclosure Schedule. Seller has performed all scheduled maintenance on the Personal Property.

3.7(k) Schedule 1.1(i) lists all contracts, agreements, leases, licenses and obligations to which Seller is a party or bound. The Contracts (to be assumed by Buyer) are valid, binding and enforceable in accordance with their respective terms, and are in full force and effect. There are no existing material defaults thereunder and no event of default has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder.

3.8 Taxes. Seller has duly filed all Tax reports and Tax Returns required to be filed and has duly and timely paid all Taxes, assessments and other charges (including penalties, fines and interest thereon) required to be paid or claimed to be due by any Tax authority. The reserves for Taxes reflected in Seller’s March 31, 2009 balance sheet are adequate for any unpaid Taxes. There are no Tax liens upon any property or assets of Seller. To the Knowledge of Seller and Owner, no state of facts exists which would constitute grounds for the assessment of any further Tax liability with respect to periods which have not been audited by any applicable Tax authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return or report of Seller.

3.9 Insurance; Bonds. Part 3.9 of the Disclosure Schedule contains a complete list and description of each insurance policy and bond owned or held by or for the benefit of Seller, all claims made thereunder during the previous 12 months and the current status of such claims. All policies of liability, hazard, worker’s compensation and other forms of insurance owned or held by Seller, and all bonds owned or held by Seller, are in full force and effect. All premiums and other payments due under each insurance policy and bond have been timely and fully paid. Seller has not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Seller under or in connection with any of its extant insurance policies or bonds. Seller has not received any written or unwritten notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Seller that there will be a cancellation or non-renewal of existing polices or binders, or that alteration of any equipment or any improvements to real property occupied by or leased to or by Seller, purchase of additional equipment, or material modification of any of the methods of doing business, will be required. Such insurance policies and bonds are sufficient for compliance with all agreements, Contracts, leases, Land Use Rights, applicable Legal Requirements, commitments or restrictions to which Seller is a party or by which Seller is bound, are valid, outstanding and enforceable, and provide reasonable and adequate insurance or other coverage for the assets and operations of Seller in accordance with generally accepted industry standards.

3.10 Labor Matters. (a) Seller is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) Seller is not the subject of any legal proceeding asserting that Seller has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving Seller pending or, to the Knowledge of Seller and Owner, threatened; (d) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, contractor, former employee or contractor, retiree, labor organization or other representative of its employees is pending or, to the Knowledge of Seller and Owner, threatened against Seller; (e) no material grievance is pending or, to the Knowledge of Seller and Owner, threatened against Seller; and (f) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees, contractors or employment practices.

3.11 Litigation. There is no legal, administrative, arbitration or other suit, proceeding, claim, action, investigation or inquiry pending or, to the Knowledge of Seller and Owner, threatened against or involving Seller or its properties or assets, including, without limitation, condemnation or similar proceedings, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, except as disclosed in Part 3.11 of the Disclosure Schedule. To the Knowledge of Seller and Owner, there is no valid basis for any such suit, proceeding, claim, investigation or inquiry.

3.12 Governmental Authorizations. Schedule 1.1(h) lists all Governmental Authorizations necessary, to Seller’s and Owner’s Knowledge, for the operation of the Business. To the Knowledge of Seller and Owner, Seller possesses and is in compliance with all Governmental Authorizations necessary to permit it to operate its business in the manner in which it is presently conducted and proposed to be conducted. Seller and Owner have not received any notification that Seller is in violation of any Governmental Authorization, and Seller is not currently subject to any pending or, to the Knowledge of Seller and Owner, threatened proceeding or investigation with respect thereto.

3.13 Compliance with Legal Requirements. To the Knowledge of Seller and Owner, Seller is in material compliance with all Legal Requirements that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. To the Knowledge of Seller and Owner, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by Seller of, or a substantial failure on the part of Seller to comply with, any applicable Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Seller and Owner have not received any written notice or other written communication or, to the Knowledge of Seller and Owner, any unwritten notice or unwritten communication, from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Legal Requirement by Seller or obligation on the part of Seller to take remedial action in respect thereof.

3.14 Environmental and Saltwater Disposal Matters. To the Knowledge of Seller and Owner, Seller is, and at all times has been, in material compliance with all applicable Environmental Laws and Saltwater Disposal Laws (which compliance includes, but is not limited to, the possession by Seller of all Governmental Authorizations required under applicable Environmental Laws and Saltwater Disposal Laws, and compliance with the terms and conditions thereof). Seller and Owner have not received any written communications except as disclosed on Part 3.14 of the Disclosure Schedule or, to the Knowledge of Seller and Owner, any unwritten communications, from a Governmental Body alleging that Seller is not in such compliance, and there are no past or present actions, or to the Knowledge of Seller and Owner, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future. Seller has never been subject to, or received any written notice, or to the Knowledge of Seller and Owner, any unwritten notice, of any private, administrative or judicial action alleging a material violation of Environmental Laws or Saltwater Disposal Laws, or any written notice, or to the Knowledge of Seller and Owner, any unwritten notice, of any such claim, and, to the Knowledge of Seller and Owner, there is no reasonable basis for any such notice or action and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Body regarding any matter relating to health, safety or protection of the Environment or to the disposal of saltwater or frac fluid except as disclosed on Part 3.14 of the Disclosure Schedule. To the Knowledge of Seller and Owner, no facts, events or conditions with respect to Seller’s past or present operations or the Business exist which interferes with or prevents continued compliance with, or gives rise to any common law or statutory liability or otherwise form the basis of any claim involving any non-compliance with Environmental Laws or Saltwater Disposal Laws.

3.15 Interests of Officers and Directors. None of the directors, managers, officers, employees, agents, stockholders, members, partners or Affiliates or associates of Seller (other than the Sellers) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, or in any supplier, distributor or customer of Seller, or any other relationship, contract, agreement, arrangement or understanding with Seller. No director, manager, officer, employee, agent, stockholder, member, partner or Affiliate or associate of Seller is a party to any lease, contract or other agreement relating to Seller’s properties and assets.

3.16 Business Relationships. To Knowledge of Seller and Owner, the execution of this Agreement and the consummation of the transactions contemplated hereby will not materially affect the relationships with customers, distributors, licensors, designers and suppliers of Seller related to the Business. Seller and Owner have not received any notification that any customer, supplier, rights holders or other Person will discontinue or materially reduce the purchase, supply or manufacture, as the case may be, of products or services related to the Business.

3.17 Securities Law Matters.

3.17(a) Seller will acquire the Heckmann Common Stock issuable hereunder for its own account and not with a view to the public sale or distribution thereof. Seller does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Heckmann Common Stock that may be received hereunder.

3.17(b) Seller and Owner is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

3.17(c) Seller understands that the shares of Heckmann Common Stock issuable hereunder are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Heckmann is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understanding of Seller set forth in this Section 3.17 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the shares of Heckmann Common Stock to be acquired, or that may be acquired, hereunder.

3.17(d) Seller and its advisors, if any, have had access to the Heckmann SEC Reports (as defined in Section 4.5) and have been afforded the opportunity to ask questions of and receive answers from Heckmann regarding Heckmann, the Heckmann SEC Reports and the transactions contemplated hereby. Seller understands that its investment in the shares of Heckmann Common Stock being issued, or issuable, hereunder involves a high degree of risk. Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of shares of Heckmann Common Stock that may be acquired hereunder.

3.17(e) Seller understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Heckmann Common Stock issuable hereunder, or the fairness or suitability of the investment in Heckmann Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Heckmann Common Stock contemplated hereby.

3.17(f) Seller understands that (i) shares of Heckmann Common Stock that may be issued hereunder have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) pursuant to an exemption from such registration, including pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto), and (ii) neither Heckmann nor any other Person is under any obligation to register such shares of Heckmann Common Stock under the Securities Act or any state securities laws or to otherwise comply with the terms and conditions of any exemption thereunder.

3.17(g) Seller understands that the certificates or other instruments representing the shares of Heckmann Common Stock issuable hereunder will bear a restrictive legend as set forth below, and that a stop-transfer order may be placed against transfer of such stock certificates; provided, that any such legend shall be removed and Heckmann shall issue a certificate without legend to the holder of the shares of Heckmann Common Stock at Heckman’s cost and expense, if (i) such shares of Heckmann Common Stock are registered pursuant to an effective registration statement under the Securities Act, or (ii) in connection with a sale, assignment or other transfer, Heckmann receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of such shares of Heckmann Common Stock may be made without registration under the applicable requirements of the Securities Act and state law, including pursuant to SEC Rule 144.

3.17(h) All certificates or other instruments representing the shares of Heckmann Common Stock issuable hereunder shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO HECKMANN CORPORATION.

3.18 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated hereby based upon arrangements made by or on behalf of Seller. To the extent that fees and expenses are owed to Energy Capital Solutions, such fees and expenses, if any, are the sole obligation of Charis.

3.19 Charis Company Overview and Management Presentation. The Charis company overview dated April 2009 and the Charis management presentation dated January 2009, as provided to Heckmann, were prepared in good faith and on a reasonable basis, and except as disclosed in Part 3.19 of the Disclosure Schedule, these materials do not contain any untrue statement or omit to state any material fact necessary in order to make the statements made therein not misleading, as of the date of the report or, in the case of any document incorporated by reference therein, as the date of that document. Notwithstanding the foregoing sentence, the Sellers and Owners make no representation and warranty regarding the accuracy of any forward-looking statements contained therein except that such statements were based upon reasonable expectations, estimates, projections and assumptions. These forward-looking statements include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, contract awards, permits, and estimated construction of pipeline. Buyer acknowledges that any of the forward-looking statements are (a) not guarantees of future performance and (b) involve certain risks and uncertainties that are difficult to predict and thus, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.

3.20 Full Disclosure.

3.20(a) To Seller’s Knowledge, no representations or warranties in this Agreement made by Seller or Owner contain any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There are no facts known to Seller or Owner which, either individually or in the aggregate, could, in Seller’s or Owner’s reasonable opinion, result in a Material Adverse Change, which have not been disclosed in this Agreement or in the Disclosure Schedule.

3.20(b) For the purpose of clarity, with regards to the representations and warranties made above regarding (a) any financial information, or (b) condition of or as to any asset, (i) Charis and its Members make all and only those representations and warranties insofar as they relate to Charis, Charis’ financials, and assets of Charis, such as the Future Pipeline and Contracts, (ii) Greer and its Stockholder make all and only those representations and warranties insofar as they relate to Greer, Greer’s financials, and assets of Greer, such as the Existing Pipeline and the Existing Wells, and (iii) Silversword and its Partners make all and only those representations and warranties insofar as they relate to Silversword, Silversword’s financials, the Existing Wells and related equipment, the Land Use Rights, the Land and all other Personal Property.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF BUYER AND HECKMANN.

Buyer and Heckmann represent and warrant to the Sellers as follows:

4.1 Organization and Good Standing. Buyer and Heckmann are corporations duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use their respective properties and assets that they purport to own or use, and to perform all their respective obligations under contracts to which Buyer or Heckmann is party or by which Buyer or Heckmann or any of their respective assets are bound. Buyer and Heckmann are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change on Buyer or Heckmann, taken as a whole.

4.2 Authority; No Conflict.

4.2(a) Buyer and Heckmann have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Buyer and Heckmann of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer or Heckmann are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Heckmann and, assuming the due execution and delivery of this Agreement by the Sellers and Owners, constitutes the legal, valid and binding obligation of Buyer and Heckmann, enforceable against them in accordance with their terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.2(b) Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer or Heckmann; (ii) contravene, conflict with, or result in a violation of, any Legal Requirements to which Buyer or Heckmann, or any of the assets owned or used by Buyer or Heckmann, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or Heckmann, or that otherwise relates to the business of, or any of the assets owned or used by, Buyer or Heckmann; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or constitute a default under, or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Buyer or Heckmann is party or by which Buyer or Heckmann or any of their respective assets are bound; (v) require a consent from any Person; or (vi) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Buyer or Heckmann.

4.3 Capitalization. The authorized capital stock of Heckmann consists of 500,000,000 shares of Heckmann Common Stock and 1,000,000 shares of preferred stock, $0.001 par value per share. As of the date hereof, (a) 110,074,223 shares of Heckmann Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 72,806,925 shares of Heckmann Common Stock are reserved for issuance upon exercise of outstanding warrants and options of Heckmann, and (c) no shares of preferred stock are issued or outstanding. None of the outstanding equity securities or other securities of Heckmann was issued in violation of the Securities Act or any other Legal Requirement.

4.4 Heckmann Common Stock. The shares of Heckmann Common Stock issuable pursuant to Section 1.4 and Section 1.6 have been duly authorized, and when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

4.5 SEC Reports. Heckmann has made available through EDGAR to the Sellers and Owners a correct and complete copy of each report, registration statement and definitive proxy statement filed by Heckmann with the SEC (the “Heckmann SEC Reports”). The Heckmann SEC Reports, as amended or superseded: (a) were prepared in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Heckmann SEC Reports, and (b) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended and superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Financial Capacity. Buyer has the financial resources and authorized capital to purchase the Purchased Assets on the terms and conditions set forth herein.

4.7 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Heckman.

4.8 Full Disclosure. No representations or warranties in this Agreement made by Heckmann or Buyer contain any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statement herein or therein, in light of the circumstances under which they were made, not misleading.

SECTION 5: COVENANTS.

5.1 Conduct of the Business by Sellers. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each Seller shall act and carry on its business in the Ordinary Course of Business, take out no extraordinary cash or pay dividends, refrain from any extraordinary transactions, keep all trade payables current with normal terms, make no capital expenditures above $50,000 without first consulting Heckmann, take all necessary and reasonable steps to keep its Governmental Authorizations and Contracts in full force and effect, pay its debts and Taxes and perform its other obligations when due, comply with all applicable Legal Requirements, construct the Construction Project in accordance with applicable Legal Requirements and standards of workmanship customary in the industry, keep the Construction Project free from any material construction defects, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its business organization, substantially maintain its assets and properties in good operating order and condition free and clear of all Liens, substantially keep available the services of its present officers, employees and contractors and substantially preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill shall be intact and unimpaired at the Effective Time. Notwithstanding the foregoing, (a) Sellers may make expenditures in connection with the acquisition and construction of the Construction Project, including related Land Use Rights, (b) Silversword may make payments to Pebble Creek Energy, LLC, Emerald Coast Energy, Inc. and Greer in the amount of $60,000 each per month for partner distributions, (c) Charis may make payment of amounts owed to Silversword V, L.P. under the Promissory Note, and (d) Sellers may make capital expenditures towards the repairs described in Section 6.12, provided that Silversword shall not be required to provide to any other Seller funding for capital expenditures or pay for repairs in excess of $250,000 in the aggregate. Sellers and Owners shall use their commercially reasonable efforts to prevent any occurrence, event or condition which would be inconsistent with any of their representations and warranties in this Agreement, and will promptly notify Buyer of any act, occurrence, event or condition which would have constituted a breach of any representation or warranty made in this Agreement had it occurred prior to or on the date hereof.

5.2 No Shop. No Seller, Owner, or any director, officer, manager or agent of any Seller, shall solicit, entertain or negotiate with respect to any offers for any of the capital stock or other equity interests of any Seller or (except in the Ordinary Course of Business) any of the properties or assets of any Seller prior to the earlier of the termination of this Agreement in accordance with its terms or the

Effective Time. Each Seller shall, promptly upon receipt of any communication from any third party with respect to any acquisition of stock or assets of such Seller, advise Buyer of the details thereof.

5.3 Access to Information. Sellers shall make available to Buyer, its attorneys, accountants and representatives all records, books of account, documents and information (and shall cooperate with Buyer in communicating with relevant third parties) so that Buyer may investigate any and all aspects of the business, prospects, properties, assets, reserves and financial condition of Sellers. Without limitation of the foregoing, Buyer shall have the right to (i) inspect all title files and all financial, geological, geophysical, exploration, metallurgical, engineering, hydrologic and environmental data of Sellers, (ii) enter upon the properties of Sellers to survey, test, sample and assay and to remove from such properties for testing purposes minerals, metals, ores, dumps and materials, (iii) use all existing structures, buildings, improvements, roads, easements, rights-of-way, facilities, utilities and water reasonably required for the aforementioned purposes, and (iv) exercise any and all other rights or privileges which are incidental or convenient to the rights described above at Buyer’s sole cost and expense. All inspections shall be conducted at Buyer’s sole cost, risk and expense and Buyer and Heckmann agree to indemnify and hold Sellers harmless from any and all claims, losses, and causes of action of whatever nature caused by any such inspection or test.

5.4 Confidentiality. Except to the extent required by law, and other than in connection with its and its advisors’ and representatives’ evaluation of the transactions contemplated hereby, Heckmann shall not disclose or use, and shall direct all of its advisors, attorneys, accountants and representatives not to disclose or use to the detriment of any Seller or any Owner, any confidential information, whether marked “Confidential” or not, furnished by any Seller or Owner or any of their respective representatives to Heckmann or its advisors or representatives. Confidential information shall not include information in the public domain through no fault of Heckmann or its affiliates and advisors or otherwise lawfully obtained by Heckmann from another source.

5.5 Disclosure; Announcement. Except as required by law or as is customary for a public company, no party or its representatives shall make any public comment, statement or communication with respect to the status of the transactions.

5.6 Tax Reporting. At the Closing, Buyer, Greer and Silversword shall agree on schedules allocating the portion of the Purchase Price payable for the Purchased Assets among the Purchased Assets of Greer and Silversword, respectively, and Buyer and the Members shall agree on schedules allocating the portion of the Purchase Price payable for the Charis Equity among the assets of Charis . Sellers and Buyer shall timely report the transactions contemplated by this Agreement to all appropriate Tax authorities and make all Tax payments in accordance with such allocation. Buyer will prepare a preliminary purchase price allocation schedule for review prior to Closing.

5.7 Transitional Matters. Without further consideration, Sellers and Owners shall take all such actions and execute all such documents as may be necessary or appropriate to effect an orderly transition of the ownership and operation of the Purchased Assets or of the Charis Equity, as applicable. Without limitation of the foregoing, Sellers and Owners shall reasonably assist Buyer in notifying customers, suppliers, employees and other interested third parties, in attaining all necessary consents to the transactions contemplated hereby and in making appropriate transfers of the Governmental Authorizations listed on Schedule 1.1(h). Pending such transfers, Greer and Silversword hereby grant Buyer, as of the Effective Time, the exclusive use of all of their respective Governmental Authorizations to the extent such Sellers can grant such use.

5.8 Buyer Operation of Business. Following the Effective Time through December 31, 2011, Buyer shall use commercially reasonable efforts to conduct the Business in the Ordinary Course of

Business and not operate the Business in a manner intended to avoid achievement of the 2010 Performance Target or the 2011 Performance Target; provided, however, that nothing in this Section 5.8 is intended to or shall (a) limit the Buyer in any way in the exercise of its business judgment in operating the Business in a commercially reasonable manner following the Effective Time, (b) require the Buyer to continue any line of business conducted by the Business as of any date if the Buyer, in the exercise of its reasonable business judgment, believes that it is not commercially reasonably to continue such line of business, or (c) limit the Buyer from modifying any aspect of the Business in the exercise of its reasonable business judgment.

5.9 Heckmann Public Information. Heckmann will use commercially reasonable efforts to satisfy SEC Rule 144(c) or any successor SEC rule.

5.10 Non-Competition and Non-Solicitation.

5.10(a) For a period of three years (the “Restricted Period”), none of the Stockholder or the Members will, without the prior written consent of Buyer in its sole and absolute discretion, either alone or jointly with or on behalf of any Person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a stockholder of not more than three percent of the shares of any company whose shares are publicly traded on a national securities exchange), or disclose any trade secret, intellectual property, customer list, or other confidential or other information about the Business to, a business that is carried on in competition with the Business anywhere within the States of Texas and Louisiana (the “Restricted Area”).

5.10(b) During the Restricted Period, none of Greer, Silversword, the Stockholder or Members will, without the prior written consent of Buyer in its sole and absolute discretion, either alone or jointly with or on behalf of any Person, directly or indirectly, (i) solicit any customers or suppliers of the Business, (ii) solicit for employment, hire, or engage for services any Person employed or engaged by the Buyer after the Closing (or that was so employed or engaged during the 6-month period prior to the anticipated hiring).

5.10(c) The covenants contained in this Section 5.10 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Section 5.10 is for any reason held by a court or arbitration tribunal to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed, reformed or judicially modified, as necessary in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable Legal Requirements. If any restriction in this Section 5.10 is held to be invalid, illegal or unenforceable in any respect under any applicable Legal Requirements in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision of this Section 5.10, but such restriction will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable restriction had never been contained in this Section 5.10.

5.10(d) Greer, Silversword, Stockholder and Members acknowledge that the remedy at law for their breach of this Section 5.10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this Section 5.10, Buyer will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and Greer, Silversword, Stockholder and Members consent to the issuance of such equitable relief. Nothing in this Section 5.10(d) will be deemed to limit

Buyer’s remedies at law or in equity that may be pursued or availed of by Buyer for any breach or threatened breach by any of Greer, Silversword, Stockholder or Members of any part of this Section 5.10.

5.10(e) The covenants contained in this Section 5.10 have been agreed to by Buyer, the Greer, Silversword, Stockholder and Members to be reasonable and in exchange for reasonable and mutually agreed consideration, including consideration under this Agreement and under employment agreements between Buyer on the one hand, and the Stockholder and the Members on the other hand. The Business is highly competitive, the terms of this Section 5.10 are material to the willingness of Buyer, Greer, Silversword, Stockholder and Members to enter into this Agreement, and the terms and conditions of this Section 5.10 are not more restrictive than is necessary to protect the legitimate interests of Buyer.

5.11 Transfer of Land. Silversword IV, L.P. shall acquire fee simple title to the Land, save and except any interest in oil, gas and other minerals in and under the Land, prior to the Closing, and, as of the Closing, shall have exclusive possession and Defensible Title to the Land, free and clear of all Liens.

5.12 Sellers’ Representations and Warranties. Heckmann shall advise Sellers if, prior to the Closing, Richard J. Heckmann or Donald G. Ezzell have actual knowledge of a breach by any Seller or Owner of any representation or warranty made herein that would result in Losses (as defined in Section 8.1) in excess of $150,000. For purposes of this Section 5.12, Richard J. Heckmann and Donald G. Ezzell shall be deemed to have actual knowledge of information that is specifically disclosed in the Disclosure Schedule. Their actual knowledge shall not include any imputation of knowledge, such as the knowledge that would arise by reasonable or other investigation, or the knowledge that could be gleaned from information provided to Heckmann by Sellers or Owners, unless the information provided clearly identifies the issue and potential Losses and is in fact understood by Richard J. Heckmann and Donald G. Ezzell.

5.13 Forms P-4. Within five business days after the Effective Time, Buyer shall file original Forms P-4 with the Texas Railroad Commission that effectively transfer operatorship of the Existing Wells to Buyer as of the Effective Time.

5.14 Repayment of Promissory Note. Prior to the Closing, Charis shall have paid in full all amounts owed to Silversword V, L.P. under the Promissory Note.

5.15 Release of Liens upon Charis Equity. Prior to the Closing, the Members shall have secured the release of all Liens on the Charis Equity, including without limitation, those liens listed on Part 3.3 of the Disclosure Schedule, and shall have provided to Buyer evidence satisfactory to Buyer that all such Liens have been released.

SECTION 6: CONDITIONS TO BUYER’S OBLIGATIONS.

The obligation of Buyer to effect the transactions contemplated herein shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

6.1 Full Participation. Each Seller and Owner shall stand ready, willing and able to close the transactions contemplated hereby concurrently at the Closing.

6.2 No Litigation. No suit, action, claim, proceeding, investigation or inquiry by any Governmental Body or other Person, shall be pending, instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successful, could otherwise result in a Material Adverse Change on the properties, assets, reserves, business, financial condition or prospects of any Seller. No Governmental Body of competent jurisdiction shall have enacted a Legal

Requirement that would have the effect of prohibiting the transactions contemplated hereby or result in a Material Adverse Change.

6.3 Performance. Each of the representations and warranties of Sellers and Owners contained in this Agreement shall have been true and correct when made and, as of the Effective Time, shall be true and correct in all respects (in the case of any such representation and warranty that contains any materiality or Material Adverse Change qualification) or in all material respects (in the case of any such representation and warranty that does not contain any materiality or Material Adverse Change qualification), and each Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

6.4 No Material Adverse Change. No Seller shall have suffered any Material Adverse Change since the date of this Agreement.

6.5 Officers’ Certificate. Buyer shall have received certificates signed by the highest ranking officer or manager of each Seller, dated as of the date of the Closing, to the effect that:

6.5(a) each of the representations and warranties of Seller contained in this Agreement was true and correct when made and is true and correct in all respects as of the Closing.

6.5(b) all obligations, covenants, agreements and conditions contained in this Agreement to be performed or satisfied by Seller at or prior to the Closing have been performed or satisfied in all material respects.

6.5(c) Seller has not suffered any Material Adverse Change with respect to its properties, assets, financial condition, business or prospects since the date of this Agreement.

6.6 Approvals and Estoppel Certificates. Sellers shall have obtained all consents and approvals necessary to consummate the transactions contemplated hereby.

6.7 Governmental Authorizations. Buyer shall have secured all material Governmental Authorizations, and procured all bonds or satisfied all other commitments related thereto, necessary for it to own and operate the Purchased Assets and the Business as heretofore owned and operated by Sellers.

6.8 Due Diligence. Heckmann shall have concluded its due diligence investigation and review of the Business, prospects, properties, assets, reserves and financial condition of Sellers pursuant to Section 5.3 or otherwise in a manner satisfactory to Heckmann.

6.9 Transfer of Land. Silversword IV, L.P. shall have acquired fee simple title to the Land, save and except the oil, gas and other minerals in and under the Land, and shall have exclusive possession and Defensible Title to the Land, free and clear of all Liens.

6.10 Title to Vehicles. Greer and Silversword shall have delivered to Buyer good and marketable title to all vehicles that are part of the Personal Property, including those vehicles listed on Schedule 1.1(g).

6.11 Forms P-4. Seller, by and through Greer as its designee, as the current operator of the Existing Wells, shall have (a) delivered to Buyer a letter resigning as operator of the Existing Wells, which letter shall also indicate that all interest owners in the Existing Wells vote in favor of Buyer as successor operator of the Existing Wells, and (b) prepared and delivered to Buyer executed Texas Railroad Commission Forms P-4 naming Buyer as successor operator of the Existing Wells.

6.12 Repair of Certain Existing Wells. Sellers shall have completed the ongoing repairs and replacement of underground tubing or casing at the Cook and Watson wells identified on Schedule 1.1(a) and in Part 3.7(b) of the Disclosure Schedule.

SECTION 7: CONDITIONS TO THE OBLIGATIONS OF SELLERS.

The obligations of Greer, Silversword and the Members to effect the transactions contemplated herein shall be subject to the satisfaction, at or before the Closing, of each of the following conditions:

7.1 No Litigation. No suit, action, claim, proceeding, investigation or inquiry by any Governmental Body or other Person, shall be pending, instituted or threatened which questions the validity or legality of the transactions contemplated hereby. No Governmental Body of competent jurisdiction shall have enacted a Legal Requirement that would have the effect of prohibiting the transactions contemplated hereby or result in a Material Adverse Change.

7.2 Performance. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all respects as of the Effective Time, and Buyer shall have performed and complied in all respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

7.3 Officers’ Certificate. Greer, Silversword and the Members shall have received a certificate signed by the president of Buyer and Heckmann, dated as of the date of the Closing, to the effect that:

7.3(a) each of the representations and warranties of Buyer and Heckmann contained in this Agreement was true and correct when made and is true and correct in all respects as of the Effective Time.

7.3(b) all obligations, covenants, agreements and conditions contained in this Agreement to be performed or satisfied by Buyer or Heckmann at or prior to the Closing have been performed or satisfied in all material respects.

7.4 Forms P-4. Buyer shall have accepted, countersigned and delivered to Greer and Silversword copies of fully executed Texas Railroad Commission Forms P-4 for each of the Existing Wells effectively transferring operatorship to Buyer as of the Effective Time.

7.5 Promissory Note. Charis shall have paid in full all amounts owed to Silversword V, L.P. under the Promissory Note.

SECTION 8: INDEMNIFICATION

8.1 Indemnity of Sellers. Each of (i) Greer and Silversword, and their respective Owners, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns agrees, solely with respect to the portion of the Business and Purchased Assets owned by Greer or Silversword or their respective Owners, and (ii) the Members, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns agrees, solely with respect to the portion of the Business and Charis Equity owned by such Member (for purposes of this Section 8, Greer and Silversword, their respective Owners, and the Members, collectively, the “Seller Parties” and each, individually, a “Seller Party”), to defend, indemnify and hold Buyer, Heckmann, and their respective Affiliates, stockholders, directors, officers, employees and agents harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel), as the same are incurred, or any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively “Losses”) to which they or any of them become subject due to, or which results from, but only to the extent resulting from, any of the following:

8.1(a) any breach or failure to satisfy any of the covenants, agreements, warranties or representations of such Seller Party contained in this Agreement provided that, with respect to the representations and warranties in the second sentence of Section 3.7(b) (but only to the extent that such representations and warranties relate to the Wells, the Pipeline and related equipment), the Owners shall be deemed to make them solely as to their Knowledge.

8.1(b) the liabilities or potential liabilities of such Seller Party described in the Disclosure Schedule.

8.1(c) the ownership and operation of the Business, Purchased Assets or Charis Equity relating to the period prior to the Effective Time.

8.1(d) any liability, obligation and commitment of a Seller Party not expressly assumed by Buyer hereunder, including liabilities, obligations and commitments related to the Excluded Assets.

8.1(e) the severance or deemed severance of any employee, agent or contractor of any Seller Party, whether in connection with the transactions contemplated hereby or otherwise.

8.1(f) the failure of any Seller Party to comply with applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transactions contemplated hereby.

8.1(g) any dispute relating to the allocation of the Purchase Price among the Seller Parties.

8.1(h) any dispute or claim involving or made by any former owner of Charis, Greer, or Silversword, or any of the other Seller Parties.

8.2 Buyer’s Indemnity. Buyer, on its behalf and on behalf of its successors and assigns, agrees to defend, indemnify and hold the Seller Parties, and their respective Affiliates, stockholders or other equity holders, directors, managers, officers, employees and agents harmless from and against any and all Losses to which they or any of them become subject due to, or which results from, any of the following:

8.2(a) any breach or failure to satisfy any of the covenants, agreements, warranties or representations of Buyer or Heckmann contained in this Agreement.

8.2(b) the ownership and operation of the Business, Purchased Assets, or Charis Equity relating to the period after the Effective Time.

8.2(c) The liabilities, obligations and commitments of Greer and Silversword expressly assumed by Buyer hereunder.

8.3 Procedure for Indemnification. The party that is entitled to be indemnified hereunder (the “Indemnified Party”) by the party required to indemnify hereunder (the “Indemnifying Party”) shall follow the procedures set forth below.

8.3(a) The Indemnified Party will promptly give notice hereunder to the Indemnifying Party after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Party. However, the right to indemnification hereunder will not be affected by any delay in or failure of an Indemnified Party to give any notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, notice.

8.3(b) If the indemnity claim arises from the claim of a third-party who is not then doing business with the Buyer, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party with respect to which it has the option to defend within 30 days after the Indemnifying Party receives notice of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The non-defending party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

8.3(c) If the Indemnifying Party does not assume the defense of any such claim or litigation by a third-party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. Unless the Indemnifying Party deposits with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party will promptly pay or reimburse the Indemnified Party for all expenses in defending any claim, for the amount of any settlement, and for all damages incurred by the Indemnified Party in connection with such claim or litigation.

8.4 Control of Claims and Remedial Work. Notwithstanding the foregoing, in the event any liability or condition for which Buyer may seek indemnification hereunder requires the performance of any investigatory, reclamation or remedial work, or in the event that any claim relates to a Person with whom Buyer maintains an ongoing relationship, then Buyer shall conduct and control the work or defense of the claim, as the case may be, at the expense of the Seller Parties, subject to their consent to any monetary settlement in excess of $50,000 pertaining thereto, which consent shall not be unreasonably withheld.

8.5 Limitation of Liability. No claim for Losses may be brought under this Section 8 unless and until the aggregate amount of all claims for Losses of an Indemnified Party is at least $150,000 (the

“Indemnification Threshold”) whereupon all claims (from dollar one) for Losses of such Indemnified Party may be brought by such Indemnified Party. The Indemnification Threshold will not apply to Losses (a) giving rise to a reduction of the Cash Consideration pursuant to Section 1.9(a), or (b) relating to any contingent liabilities that are disclosed, or that should have been disclosed, on the Disclosure Schedule pursuant to Section 3. Notwithstanding anything else in this Agreement, the liability of each Seller Party under this Section 8 shall be limited to the value of the consideration received by such Seller Party under this Agreement, absent fraud or knowing misrepresentation or omission. Heckmann or Buyer may only seek recovery for Losses against the Seller Parties responsible therefor, provided that it may pursue any Seller Party if it is not patently clear that the Loss is attributable to the representations, warranties, covenants, agreements, indemnities for actions or omissions of particular Seller Parties, unless specific Seller Parties admit in writing responsibility for the Loss (or, reserving their rights, admit that if there is a Loss that is subject to recovery, that they would be the responsible party), it is logical that such party would be the responsible party, and such party has the wherewithal to fund any Loss. Each Seller Party shall be jointly and not severally liable as to the representations, warranties and agreements that apply to their entity or an Owner thereof.

8.6 Equitable Remedies. Each party acknowledges that their rights under this Agreement are special, unique and of an extraordinary character and that such party could not be adequately compensated by money damages for a breach of the provisions of this Agreement by the other party. In the event this Agreement is breached, the other party shall be entitled to an injunction restraining such breach (or any threatened breach) and to specific performance of any provision of this Agreement, without bond or other security therefor, in addition to any other right or remedy available to such party.

8.7 Offset. Buyer may offset against any amounts payable to Seller Parties hereunder, in satisfaction of the indemnity obligations in this Section 8, including payments otherwise due or Heckmann Common Stock otherwise issuable under Section 1.4 or Section 1.6. Any stock retained shall be valued at the average of the closing market price on the New York Stock Exchange, or such other national securities exchange on which Heckmann Common Stock may then be listed, for the last ten trading days immediately prior to the date on which the claim is made. Buyer will notify the affected Seller Parties by written notice in advance of any offset, which shall include the price attributable to any Heckmann Common Stock retained. Buyer may only offset against the amount payable to the particular Seller Party that is responsible for the Losses giving rise to the offset, provided that it may offset against amounts payable to any Seller Party (a) if it is not patently clear that the Loss is attributable to the representations, warranties, covenants, agreements, indemnities for actions or omissions of particular Seller Parties, of (b) unless specific Seller Parties admit in writing responsibility for the Loss (or, reserving their rights, admit that if there is a Loss that is subject to offset, that they would be the responsible party).

8.8 Application of Holdback. The Holdback may be applied to satisfy Losses only if the Losses exceed the Indemnification Threshold. To the extent the Holdback is applied to any covered Losses, the Members and Silversword agree that the Losses will be allocated among the Members and Silversword in the percentages provided in Section 1.12.

8.9 Exclusive Remedies at Law. Following the Closing, the indemnification provisions of this Section 8 shall be the exclusive remedies at law of Buyer, on the one hand, and the Seller Parties, on the other hand, for any Losses in respect of breaches of representations and warranties under this Agreement.

SECTION 9: TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(a) and 9.1(d) through 9.1(h), by written notice by the terminating party to the other party):

9.1(a) by Heckmann for convenience.

9.1(b) by mutual written consent of Heckmann, Buyer and Sellers.

9.1(c) by any of the parties hereto if the transactions contemplated hereby shall not have been consummated by June 30, 2009 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before the Outside Date.

9.1(d) by any of the parties hereto if (i) a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or result in a Material Adverse Change, or (ii) there shall be pending, instituted or threatened, any suit, action, claim, proceeding, investigation or inquiry by any Governmental Body or other Person, which questions the validity or legality of the transactions contemplated hereby or which, if successful, could otherwise result in Material Adverse Change on the properties, assets, reserves, business, financial condition or prospects of any Seller;

9.1(e) by Heckmann, if any Seller or Owner breaches its obligations under Section 5.2;

9.1(f) by Heckmann, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt of notice by the Sellers from Heckmann of such breach or failure to perform or the Outside Date, whichever occurs earlier;

9.1(g) by any Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Heckmann or Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by Heckmann of written notice from a Seller of such breach or failure to perform or the Outside Date.

9.1(h) by any Seller, if the proposed purchase price adjustment under Section 1.9(a) exceeds $250,000.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and, except as set forth in Section 9.3, there shall be no liability or obligation on the part of any party hereto or its respective officers, directors, stockholders, or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation or omission, and (b) the provisions of Section 5.4 (Confidentiality), Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses) and Section 10 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3 Fees and Expenses. Subject to the foregoing, each party shall be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its legal, accounting, tax and similar advisors and representatives) incurred at any time in connection with pursuing or consummating the transactions contemplated hereby; provided, that the Members shall be responsible for and bear all of the costs and expenses of Charis (including any broker’s or finder’s fees and the expenses of its legal, accounting, tax and similar advisors and representatives) incurred at any time in connection with pursuing or consummating the transactions contemplated hereby. If Heckmann terminates this Agreement pursuant to Sections 9.1(e) and (f), then Heckmann shall be entitled to recover all of its reasonable costs and expenses incurred in connection with pursuing or consummating the transactions contemplated hereby. If Heckmann terminates this agreement pursuant to Section 9.1(a), then Sellers shall be entitled to recover all of their reasonable costs and expenses incurred in connection with pursuing or consummating the transactions contemplated hereby and Heckmann and Buyer shall have no recourse against any of the Sellers or the Owners under this Agreement.

SECTION 10: MISCELLANEOUS PROVISIONS.

10.1 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, provided that such amendment is in writing and signed by all parties.

10.2 Waiver.

10.2(a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.2(b) At any time prior to the Effective Time, Heckmann (with respect to any Seller) and all of the Sellers (with respect to Heckmann and Buyer), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

10.3 Survival. All of the representations and warranties contained herein shall survive the Closing and continue in full force and effect for a period of one year; provided, however, that nothing shall be deemed to limit Buyer’s indemnification rights under Section 8.1(c) or Section 8.1(d) or the Seller Parties’ indemnification rights under Section 8.2(b) or Section 8.2(c).

10.4 Entire Agreement. This Agreement, and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

10.5 Execution of Agreement; Counterparts; Electronic Signatures.

10.5(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

10.5(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.5(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any state or federal court located in Dallas County, Texas (a “Texas Court”); and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Texas Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any Legal Requirement. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

10.8 Disclosure Schedule.

10.8(a) The Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 3. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty unless specifically referred to thereon.

10.8(b) If there is any inconsistency between the statements in this Agreement and those in the Disclosure Statement (other than an exception set forth as such in the Disclosure Schedule), the statements in this Agreement will control.

10.9 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written consent of the other party. No party may assign or delegate its obligations hereunder. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect.

10.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 8.

10.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties) between the hours of 9:00 a.m. and 5:00 p.m. in the recipient’s time zone:

Heckmann and Buyer (and Charis following the Closing):

Heckmann Corporation

75080 Frank Sinatra Drive

Palm Desert, California 92211

Attention: Donald G. Ezzell

Fax No.: 760.341.3727

with a copy to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016

Attention: Steven D. Pidgeon

Fax No.: 480.606.5524

Charis (prior to the Closing):

c/o Derryberry & Zips, P.L.L.C.

100 E. Ferguson St., Suite 1212

Tyler, Texas 75702

Fax No.: 903.526.2714

with a copy to:

David, Goodman & Madole

Lincoln Centre Two

5420 LBJ Freeway, Suite 1200

Dallas, Texas 75240

Attention: Bret A. Madole

Fax No.: 972.404-0516

Greer or Silversword or (after the Closing) the Members:

Jon Hileman

23750 Via Trevi Road #504,

Bonita Springs, Florida 34134

Fax No.: 239/390-0938

with a copy to:

William G. Bredthauer

Harris, Finley & Bogle, P.C.

777 Main Street, Suite 3600

Fort Worth, Texas 76102

Fax No.: 817/333-1195

10.13 Construction; Usage.

10.13(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof unless the context requires otherwise;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(x) any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Change” under this Agreement. For purposes of the indemnification provisions hereof, any materiality or Material Adverse Change standard contained in any representation, warranty, agreement or covenant shall be deemed to be omitted for purposes of measuring any Losses.

10.13(b) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

10.13(c) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.14 Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement.

10.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Remainder of page intentionally left blank – signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HECKMANN CORPORATION

By:
Name:
Title:

HECKMANN WATER RESOURCES CORPORATION

By:
Name:
Title:

CHARIS PARTNERS, LLC

By:
Name:
Title:

GREER EXPLORATION CORPORATION

By:
Name:
Title:

SILVERSWORD L.P.
SILVERSWORD II, L.P.
SILVERSWORD III, L.P.
SILVERSWORD IV, L.P.
SILVERSWORD V, L.P.
SILVERSWORD VII, L.P.

By: Hibiscus GP, LLC, the general partner of each of the Silversword Entities

By:
Name:
Title:

DAVID MELTON

CHRIS COOPER

CRAIG ZIPS

MIKE DAVIS

KEVIN GREER

JAMES GREER (as Stockholder and a Partner)

JON HILEMAN

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this EXHIBIT A):

Affiliate. “Affiliate” shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

Control. “Control,” “Controlled,” “Controlling” or “under common Control with” with respect to any Person, means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when a Person holds at least fifty (10)% of the outstanding voting securities of such Person.

EBITDA. “EBITDA” shall mean earnings before interest, taxation, depreciation and amortization and shall reflect all revenues associated with any and all of the Purchased Assets, including, but not limited to, all revenues associated with the Purchased Assets relating to the treatment and delivery of fresh water, if any, and other related business activity, less the difference, if any, between (x) the actual costs necessary to complete the Construction Project (including the costs related to acquiring all Land Use Rights necessary to complete the Construction Project), and (y) the anticipated costs to complete the Construction Project set forth on Part 3.7(g) of the Disclosure Schedule.

EDGAR. “EDGAR” shall mean the SEC’s Electronic Data Gathering and Retrieval system.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environment. “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

Environmental Law. “Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Governmental Authorization. “Governmental Authorization” shall mean any, (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any, (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Hazardous Materials. “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

Heckmann Common Stock. “Heckmann Common Stock” shall mean the common stock, $0.001 par value per share, of Heckmann.

Knowledge. An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter under the same or similar circumstances.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange upon which the Heckmann Common Stock is then listed or traded). Reference to any Legal Requirement means such legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any

Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section other provision.

Lien. “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Material Adverse Change. “Material Adverse Change” shall mean any event, violation, inaccuracy, circumstance or development which has or would reasonably be likely to have a material adverse effect on: (i) the business, financial condition, results of operations or prospects of Sellers, including Land Use Rights and Pipeline funding contribution commitments from customers; or (ii) the ability of a party to consummate the transactions contemplated by the Agreement. Without limitation and by way of illustration, a Material Adverse Change shall include, in regard to Sellers: (x) changes in operating conditions or laws or regulations materially adversely affecting their business; or (y) material loss or reduction in current or prospective business or contractual agreements and financial commitments from El Paso E&P Company and Exco Production Company or any of their respective Affiliates.

Ordinary Course of Business. “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

Person. “Person” shall mean any individual, Entity or Governmental Body.

Saltwater Disposal Laws. “Saltwater Disposal Laws” shall mean any Legal Requirement that relates to the storage, transportation or disposal of saltwater or frac fluid, including the Railroad Commission of Texas’ disposal regulations administered by such agency’s Technical Permitting Section – Underground Injection Control Program and the Safe Water Drinking Act of 1974, as amended.

SEC. “SEC” shall mean the Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

EXHIBIT B

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT